Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Robert Forrester	Gina Nugent
Executive Vice President, Chief Financial Officer	VP, Corporate Communications and IR
CombinatoRx, Incorporated	CombinatoRx, Incorporated
Phone: 617-301-7100	Phone: 617-301-7099
Fax: 617-301-7010	Fax: 617-301-7010
rforrester@combinatorx.com	gnugent@combinatorx.com

Carolyn Habbersett
Director of Medical Communications
Cystic Fibrosis Foundation Therapeutics
Phone: 301-907-2542
chabber@cff.org

COMBINATORX AND CYSTIC FIBROSIS FOUNDATION THERAPEUTICS ENTER INTO A COLLABORATION TO DEVELOP NOVEL THERAPEUTICS BUILT FROM SYNERGISTIC DRUG COMBINATIONS

CAMBRIDGE, MA and Bethesda, MD, — June 1, 2006 - CombinatoRx, Incorporated (NASDAQ: CRXX) and Cystic Fibrosis Foundation Therapeutics (CFFT), the nonprofit drug discovery and development affiliate of the Cystic Fibrosis Foundation, today announced that they have entered into a collaboration to discover and develop novel therapeutics built from synergistic drug combinations to treat cystic fibrosis (CF). Under the terms of the agreement, CFFT will award CombinatoRx up to $13.8 million in research expenses and will also fund up to 75% of clinical development expenses through Phase 2a on the first potential product candidate, provided both parties agree to commence clinical development. In addition, CombinatoRx will retain full worldwide commercialization rights, receive payments upon successful completion of certain clinical and regulatory milestones, and own new intellectual property generated during the collaboration. CFFT will be eligible to receive royalties from CombinatoRx on net sales of any approved products.

“This collaboration with CFFT is another example of our strategy to mobilize into a new therapeutic area while maintaining worldwide commercialization rights and minimizing financial risk to CombinatoRx,” commented Alexis Borisy, President and CEO of CombinatoRx, Incorporated. “There is a strong need for effective new treatment options for people with cystic fibrosis and we are honored to leverage the significant expertise of CFFT in this endeavor.”

“CombinatoRx will use its innovative approach to discovering novel combination therapeutics that can attack cystic fibrosis, a complicated disease, from many angles at once,” said Robert J. Beall, Ph.D., president of CFFT and the Cystic Fibrosis Foundation. “Our collaboration represents a totally new opportunity to add to our growing pipeline of potential products,” he added. “If we find the right combination of molecules that work synergistically, we should be able to move quickly into the clinic with these combinations of already approved drugs. And for people with CF, time is of the essence.”

About Cystic Fibrosis and Cystic Fibrosis Foundation Therapeutics Incorporated

Cystic fibrosis is a genetic disease affecting approximately 30,000 people in the United States. A defect in the cystic fibrosis transmembrane conductance regulato (CFTR) gene causes the body to produce abnormally thick, sticky mucus that leads to chronic, life-threatening lung infections and impairs digestion. When the Cystic Fibrosis Foundation was established in 1955, few children lived to even attend elementary school. Today, because of research and care supported by the CF Foundation — with money raised through donations from families, corporations and foundations — the median predicted age of survival for people with CF is nearly 37 years. The Cystic Fibrosis Foundation, headquartered in Bethesda, MD, is a donor-sponsored, nonprofit organization committed to finding therapies and ultimately a cure for CF, and to improving the lives of those with the disease. For more information on CF and the CF Foundation, call (800) FIGHT CF or visit www.cff.org.

About CombinatoRx

CombinatoRx, Incorporated is a biopharmaceutical company focused on developing new medicines built from synergistic combinations of approved drugs, designed to attack disease on multiple fronts. CombinatoRx applies its proprietary combination drug discovery technology to identify new combination product candidates in a number of disease areas, including immuno-inflammatory disease, oncology, metabolic disease, neurodegenerative disease, and infectious disease. We are currently developing a portfolio of six product candidates targeting multiple diseases which were discovered by applying our proprietary screening technology. For further information, please visit the CombinatoRx website at www.combinatorx.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning CombinatoRx, it’s plans for research and development in the area of cystic fibrosis, the performance of CombinatoRx and CFFT under the research, development and commercialization agreement, the anticipated timing of the clinical development of product candidates and its drug discovery technology. These forward-looking statements involve significant risks, uncertainties and assumptions, including risks related to whether CombinatoRx can discover product candidates to treat cystic fibrosis, the ability of CombinatoRx and CFFT to successfully perform under the research, development and commercialization agreement, the ability of CombinatoRx to initiate and successfully complete clinical trials of its product candidates, potential difficulty and delays in obtaining regulatory approval for the sale and marketing of its product candidates, the unproven nature of the Company’s drug discovery technology in cystic fibrosis, the Company’s ability to obtain additional funding for its research and development and those other risks that can be found in the “Risk Factors” section of the CombinatoRx Annual Report on Form 10-K on file with the Securities and Exchange Commission, and the other reports that CombinatoRx periodically files with the Securities and Exchange Commission. Actual results may differ materially from those CombinatoRx projects. In addition, the forward looking statements included in this press release represent the Company’s views as of the date of this release. CombinatoRx does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

(c) 2006 CombinatoRx, Incorporated. All rights reserved.